Exhibit 99.2

Operating Metrics: Production Performance, Q4 2018

The table below presents the long term average production (LTA) for projects compared to actual production, including compensated curtailment:

Region	Q4 2018		Actual Results (% of LTA)	Resource Index (% of LTA) [1]
	LTA (GWh)	Production (GWh)

Eastern US	973	796	82%	86%
Western U.S.	592	499	84%	87%
Canada	659	605	92%	92%
Other	71	67	94%	94%
Total	2,295	1,967	86%	88%

1 Resource Index is defined as GWh that could have been produced from actual wind or solar during the period, divided by GWh that could have been produced from expected long term average resource.
Expected Long Term Average Production 2019

The table below presents expected long term average production for 2019:

Region	Q1 LTA (GWh)	Q2 LTA (GWh)	Q3 LTA (GWh)	Q4 LTA (GWh)	FY LTA (GWh)
Eastern U.S.	1,050	1,064	755	973	3,842
Western U.S.	604	697	528	592	2,421
Canada	546	475	336	563	1,920
Other	89	85	81	73	328
Total	2,289	2,321	1,700	2,201	8,511